Exhibit 10.2

Execution Version

California Water Service Company

$50,000,000 6.49% First Mortgage Bonds due 2046, Series 4

$100,000,000 6.54% First Mortgage Bonds due 2056, Series 5

Bond Purchase Agreement

Dated October 14, 2026

-i-

-ii-

Section 16.4.	Construction, etc.	18
Section 16.5.	Counterparts	18
Section 16.6.	Governing Law	18
Section 16.7.	Jurisdiction and Process; Waiver of Jury Trial	19
Section 16.8.	Taxes	19

-iii-

Schedule A	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule B	—	Information Relating to Purchasers

Exhibit 2.2	—	Form of Sixty-Sixth Supplemental Indenture

Exhibit 4.4(a)	—	Form of Opinion of Counsel for the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Regulatory Counsel for the Company

Exhibit 4.4(c)	—	Form of Opinion of Jason Hirata, Director, Associate General Counsel for the Company

Exhibit 4.4(d)	—	Form of Opinion of Special Counsel for the Purchasers

Exhibit 16.8	—	Form of Tax Compliance Certificate

-iv-

California Water Service Company

1720 North First Street

San Jose, California 95112

$50,000,000 6.49% First Mortgage Bonds due 2046, Series 4

$100,000,000 6.54% First Mortgage Bonds due 2056, Series 5

October 14, 2026

To Each of the Purchasers Listed in

Schedule B Hereto:

Ladies and Gentlemen:

California Water Service Company, a California corporation (the “Company”) and a wholly owned subsidiary of California Water Service Group, a Delaware corporation (“Parent”), agrees with each of the Purchasers as follows:

Section 1.           Authorization of Bonds.

The Company will authorize the issue and sale of (i) $50,000,000 aggregate principal amount of its 6.49% First Mortgage Bonds due December 15, 2046, Series 4 (the “Series 4 Bonds”) and (ii) $100,000,000 aggregate principal amount of its 6.54% First Mortgage Bonds due December 15, 2056, Series 5 (the “Series 5 Bonds” and together with the Series 4 Bonds, the “Bonds”). Certain capitalized and other terms used in this Agreement are defined in Schedule A. References to an “Exhibit” or “Schedule” are references to an Exhibit or Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified. The Series 4 Bonds and the Series 5 Bonds are sometimes referred to herein separately as Bonds of a “series.”

Section 2.           Sale and Purchase of Bonds.

Section 2.1.        Sale and Purchase of Bonds. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Bonds in the principal amount and of the same series specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

California Water Service Company	Bond Purchase Agreement

Section 2.2.         Security for the Bonds. The Bonds will be issued under and will be entitled to the benefit of and secured by that certain Indenture, by and among the Company and U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee”), dated as of April 1, 1928, as amended and supplemented by the First through Thirty-Eighth Supplemental Indentures (the “Base Indenture”), the Thirty-Ninth Supplemental Indenture by and between the Company and the Trustee and the calculation agent named therein, dated as of April 17, 2009 (the “Thirty-Ninth Supplemental Indenture”) and, with respect to the Bonds, the Sixty-Sixth Supplemental Indenture by and between the Company and the Trustee to be dated as of the date of the Closing (the “Sixty-Sixth Supplemental Indenture”), which will be substantially in the form set out in Exhibit 2.2. The term “Mortgage Indenture” as used herein includes the Base Indenture, the Thirty-Ninth Supplemental Indenture and the Sixty-Sixth Supplemental Indenture. The Bonds will be substantially in the form set forth in Exhibit A, Exhibit B and Exhibit C of the Sixty-Sixth Supplemental Indenture, will be dated the date of issuance thereof and will be in the amount of $1,000 or a multiple of $1,000 in excess thereof. The Bonds will bear interest on the unpaid principal amount thereof from the date of the Bonds at the rate of 6.49% per annum, payable semi-annually on the 15th day of each June and December in each year, commencing on June 15, 2027 with respect to the Series 4 Bonds and at the rate of 6.54% per annum, payable semi-annually on the 15th day of each June and December in each year, commencing on June 15, 2027 with respect to the Series 5 Bonds, in each case, until the principal amount thereof becomes due and payable, and will bear interest on overdue principal (including any optional prepayment of principal) and Make-Whole Amount, if any, whether by acceleration or otherwise, until paid, and will be expressed to mature on December 15, 2046 with respect to the Series 4 Bonds and December 15, 2056 with respect to the Series 5 Bonds. Interest on the Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Mortgage Indenture creates a valid and enforceable security interest in the Collateral (as defined in the Thirty-Ninth Supplemental Indenture) prior in right to any other Person, except for (i) Permitted Encumbrances (as defined in the Thirty-Ninth Supplemental Indenture), (ii) such property and property rights as may have been released from the Lien of the Mortgage Indenture in accordance with the terms thereof and (iii) indebtedness with Liens expressly permitted by the Mortgage Indenture to be prior to the Lien created under the Mortgage Indenture.

Section 3.           Closing.

This Agreement shall be executed and delivered in advance of the closing at the offices of Gibson, Dunn & Crutcher LLP, One Embarcadero Center Suite 2600, San Francisco, California on October 14, 2026 (the “Execution Date”). The sale and purchase of the Bonds to be purchased by each Purchaser shall occur at the offices of Gibson, Dunn & Crutcher LLP, One Embarcadero Center Suite 2600, San Francisco, California at 10:00 a.m., Pacific time, at a closing (the “Closing”) on such Business Day as the Company shall specify by written notice (email being sufficient) to each Purchaser given not less than five (5) Business Days prior to the date so specified; provided that such date shall not be later than December 31, 2026. At the Closing, the Company will deliver to each Purchaser the Bonds to be purchased by such Purchaser in the form of a single Bond to be purchased by such Purchaser, as the case may be (or such greater number of Bonds in denominations of at least $1,000 as such Purchaser may request) dated the date of the Closing and registered in each Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company per the instructions provided pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Bonds as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to the satisfaction of a Purchaser, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

California Water Service Company	Bond Purchase Agreement

Section 4.           Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Bonds to be sold to such Purchaser at the Closing is subject to the fulfillment to its satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.        Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct as of the date of this Agreement and at the time of the Closing.

Section 4.2.        Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Mortgage Indenture required to be performed or complied with by it prior to or at the Closing and from the date of this Agreement to the Closing. From the date of this Agreement to the Closing, before and after giving effect to the issue and sale of the Bonds (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3.        Compliance Certificates.

(a)           Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that (i) the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled and (ii) each of the representations and warranties contained in Section 5 of this Agreement is true and correct on the date of the Closing.

(b)           Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the applicable Bonds and this Agreement and, with respect to the Closing, the Sixty-Sixth Supplemental Indenture and (ii) the Company’s organizational documents as then in effect.

Section 4.4.        Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to it, dated the date of the Closing (a) from Gibson, Dunn & Crutcher LLP, counsel for the Company, substantially in the form set forth in Exhibit 4.4(a) (and the Company hereby instructs its counsel to deliver such opinion to such Purchasers), (b) from Nossaman LLP, special regulatory counsel for the Company, substantially in the form set forth in Exhibit 4.4(b) (and the Company hereby instructs its counsel to deliver such opinion to such Purchasers), (c) from Jason Hirata, Director, Associate General Counsel for the Company, substantially in the form set forth in Exhibit 4.4(c) and (d) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(d).

California Water Service Company	Bond Purchase Agreement

Section 4.5.        Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Bonds shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.        Sale of Other Bonds. Contemporaneously with the Closing, with respect to a series of Bonds, the Company shall sell to each other Purchaser of such series of Bonds and each other Purchaser of such series of Bonds shall purchase Bonds of such series to be purchased by it at the Closing as specified in Schedule B. For the avoidance of doubt, each series of Bonds shall be treated separately for the purposes of this Section, and the failure of any series of Bonds to close shall not prevent the Closing of any other series of Bonds.

Section 4.7.        Payment of Special Counsel Fees. Without limiting the provisions of Section 9.1, the Company shall have paid on or before the Execution Date and the Closing, the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Execution Date and the Closing, as applicable.

Section 4.8.        Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each series of the Bonds.

Section 4.9.        Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.      Funding Instructions. At least five (5) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, and (c) the account name and number into which the purchase price for the relevant series of Bonds is to be deposited. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Bonds.

California Water Service Company	Bond Purchase Agreement

Section 4.11.      Documents Required by Mortgage Indenture; Basis for Authentication. The Company shall have furnished to the Trustee the resolutions, certificates and other instruments and cash, if any, required to be delivered prior to or upon the issuance of the Bonds pursuant to the provisions of the Mortgage Indenture. The Company shall have requested the Trustee to authenticate and the Trustee shall have authenticated the Bonds pursuant to Section 2.11 of the Thirty-Ninth Supplemental Indenture. The Company shall have complied with all other conditions with respect to the authentication of the Bonds imposed by the Mortgage Indenture.

Section 4.12.      Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.13.      Company Audited Financials. The Company shall have delivered to such Purchaser audited financial statements of the Company for the year ended December 31, 2025, prepared in accordance with GAAP.

Section 4.14.      Notice of Closing Date. At least five (5) Business Days prior to the date of the Closing, each Purchaser shall have received written notice (email being sufficient) signed by a Responsible Officer on the letterhead of the Company confirming the date of the Closing.

Section 5.              Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser, as of the date of this Agreement and the Closing, that:

Section 5.1.        Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Sixty-Sixth Supplemental Indenture and the Bonds and to perform the provisions hereof and thereof and of the Mortgage Indenture.

California Water Service Company	Bond Purchase Agreement

Section 5.2.        Authorization, Etc. This Agreement, the Mortgage Indenture and the Bonds have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the Mortgage Indenture constitute, and upon execution and delivery thereof the Sixty-Sixth Supplemental Indenture and each Bond, when authenticated in accordance with the provisions of the Mortgage Indenture and delivered to and paid for by the Purchasers in accordance with the provisions of this Agreement, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.        Disclosure. This Agreement, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to September 29, 2026 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2025, there has been no change in the financial condition, operations, business or properties of the Company except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4.        Subsidiaries. The Company has no Subsidiaries as of the date of this Agreement and will have no Subsidiaries following the issuance of the Bonds.

Section 5.5.        Financial Statements; Material Liabilities. The Company has made available to each Purchaser via EDGAR copies of the condensed consolidating financial statements of Parent listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Parent as of the respective dates specified in Schedule 5.5 and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). As of the date of this Agreement, neither the Parent nor the Company has any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.        Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the Sixty-Sixth Supplemental Indenture and the Bonds will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Liens contemplated thereby) in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other Material agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

California Water Service Company	Bond Purchase Agreement

Section 5.7.        Governmental Authorizations, Etc. Assuming the accuracy of the representations of the Purchasers set forth herein, no other consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Sixty-Sixth Supplemental Indenture or the Bonds, or the performance by the Company of the Mortgage Indenture, other than applicable regulatory requirements (including the approval of the CPUC). The CPUC has issued an order authorizing the issuance and sale by the Company of the Bonds, and such order is in full force and effect and is not subject to rehearing and sufficient for the issuance and sale of the Bonds to the Purchasers.

Section 5.8.        Litigation; Observance of Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The Company is not (i) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.        Taxes. The Company has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The U.S. federal income tax liabilities of the Company have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2016.

Section 5.10.      Title to Property; Leases. The Company has good and sufficient title to its Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement or the Mortgage Indenture, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

California Water Service Company	Bond Purchase Agreement

Section 5.11.      Licenses, Permits, Etc. The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12.      Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)            The present value of the aggregate benefit liabilities under each of the Plans of the Company (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan as of such determination date allocable to such benefit liabilities by more than the amount disclosed in Note 11 of the Company’s financial statements for the year ended December 31, 2025. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)            The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)            The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company is not Material.

(e)            The execution and delivery of this Agreement and the issuance and sale of the Bonds hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Bonds to be purchased by such Purchaser.

California Water Service Company	Bond Purchase Agreement

Section 5.13.      Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Bonds or any similar Securities for sale to, or solicited any offer to buy the Bonds or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than fifty-six (56) other institutional Accredited Investors, each of which has been offered the Bonds at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Bonds to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.      Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Bonds hereunder to refinance the Company’s existing indebtedness and for general corporate purposes, as set forth in California Public Utilities Code Section 817. No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.      Existing Indebtedness. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of December 31, 2025 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           As of the date of this Agreement, the Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

California Water Service Company	Bond Purchase Agreement

Section 5.16.      Foreign Assets Control Regulations, Etc. (a)  Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)            Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti Money Laundering Laws or Anti-Corruption Laws.

(c)            No part of the proceeds from the sale of the Bonds hereunder:

(i)            constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions. Laws;

(ii)            will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)           will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)            The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.      Status under Certain Statutes. The Company is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

California Water Service Company	Bond Purchase Agreement

Section 5.18.      Valid Security Interest. The Mortgage Indenture is sufficient to create a valid security interest in all right, title and interest of the Company in all property now owned by the Company and as described in the Mortgage Indenture (other than property expressly excepted or excluded therefrom in the Mortgage Indenture (“Excepted Property”) and any property released from the Lien thereof), subject to no Liens of record except as permitted under the Mortgage Indenture. The security interest created by the Mortgage Indenture in the interests of the Company in all fixtures and equipment (other than Excepted Property) now owned by the Company constitutes a perfected first priority security interest subject to no Liens or security interests of record except Permitted Encumbrances, and other Liens permitted under the Mortgage Indenture, each of which may have priority over the security interest created by the Mortgage Indenture and the security interest granted under the Mortgage Indenture will constitute a perfected first priority security interest upon the fixtures and equipment (other than Excepted Property) hereafter acquired by the Company, subject, however, to any Liens existing thereon at the time of acquisition, Liens for taxes and assessments, Permitted Encumbrances and other Liens permitted by or otherwise specifically contemplated by the Mortgage Indenture.

Section 5.19.      Environmental Matters. (a) The Company has no knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)            The Company has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by it or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)            The Company has not stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)            The Company has not disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)            All buildings on all real properties now owned, leased or operated by the Company are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.20.      Bonds to Rank Pari Passu. The Bonds are direct and secured obligations of the Company ranking pari passu as against the assets of the Company subject to the Lien of the Mortgage Indenture with all other present and future first mortgage bonds of the Company issued and outstanding under the Mortgage Indenture.

Section 5.21.      Transmitting Utilities. The Company is primarily engaged in the business of transmitting or producing and transmitting water and is a “transmitting utility” within the meaning of Section 9-102 of the California Uniform Commercial Code.

California Water Service Company	Bond Purchase Agreement

Section 6.           Representations of the Purchasers.

Section 6.1.        Purchase for Investment. Each Purchaser severally represents that it is a Qualified Institutional Buyer or Accredited Investor and is purchasing the Bonds for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds, and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Bonds have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds.

Section 6.2.        Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Bonds to be purchased by such Purchaser hereunder:

(a)            the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)            the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)            the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

California Water Service Company	Bond Purchase Agreement

(d)            the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and the identity of such QPAM has been disclosed to the Company in writing pursuant to this clause (d); or

(e)            the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)            the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.           Information as to Company.

The Company covenants and agrees to comply with the covenant set forth in Article 5 of the Sixty-Sixth Supplemental Indenture.

Section 8.           Bondholder Direction to Trustee.

Each Purchaser by its purchase of the Bonds to be sold to such Purchaser at the Closing consents and agrees to the form and the content of the Sixty-Sixth Supplemental Indenture and the Trustee’s execution and delivery thereof.

California Water Service Company	Bond Purchase Agreement

Section 9.           Expenses, Etc.

Section 9.1.        Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of Purchasers’ special counsel Chapman and Cutler LLP) incurred by the Purchasers and each other holder of a Bond in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Bonds (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Bonds or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Bonds, or by reason of being a holder of any Bond, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Bonds and the Mortgage Indenture and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500 per series of Bonds. The Company will pay, and will save each Purchaser and each other holder of a Bond harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Bonds) and (ii) any and all wire transfer fees that the Trustee or any paying agent deducts from any payment under such Bond to such holder or otherwise charges to a holder of a Bond with respect to a payment under such Bond.

Section 9.2.        Survival. The obligations of the Company under this Section 9 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement or the Bonds, and the termination of this Agreement.

Section 10.        Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Bonds, the purchase or transfer by any Purchaser of any Bond or portion thereof or interest therein and the payment of any Bond, and may be relied upon by any subsequent holder of a Bond, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Bond. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Bonds embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

California Water Service Company	Bond Purchase Agreement

Section 11.        Amendment and Waiver.

Section 11.1.      Requirements. This Agreement may be amended only with the written consent of the Company and, prior to the Closing, the Purchasers, and on or after the Closing, the holders of a majority in aggregate principal amount of the Bonds, except that (a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 15 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing and (b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Bond at the time outstanding, amend any of Sections 11 or 14.

Section 11.2.      Solicitation of Holders of Bonds. The Company will provide each Purchaser and each holder of a Bond with sufficient information no less than ten Business Days in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 11 to each Purchaser and each holder of a Bond promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Bonds.

Section 11.3.      Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 11 applies equally to all Purchasers and holders of Bonds and is binding upon them and upon each future holder of any Bond and upon the Company without regard to whether such Bond has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or any holder of a Bond and no delay in exercising any rights hereunder or under any Bond shall operate as a waiver of any rights of any Purchasers or any holder of such Bond.

Section 11.4.      Bonds Held by Company, etc. Solely for the purpose of determining whether the Purchasers and holders of the requisite percentage of the aggregate principal amount of Bonds then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Bonds, or have directed the taking of any action provided herein or the Bonds to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Bonds then outstanding, Bonds directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 12.        Notices.

Except to the extent otherwise provided in Section 7, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)             if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

California Water Service Company	Bond Purchase Agreement

(ii)            if to any other holder of any Bond, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)           if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the President or at such other address as the Company shall have specified to each Purchaser and the holder of each Bond in writing.

Notices under this Section 12 will be deemed given only when actually received.

Section 13.        Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on the Execution Date or at the Closing (except the Bonds themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 13 shall not prohibit the Company or any other holder of Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

California Water Service Company	Bond Purchase Agreement

Section 14.        Confidential Information.

For the purposes of this Section 14, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or (d) constitutes financial statements delivered to such Purchaser under Section 7 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Bonds), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 14, (iii) any other holder of any Bond, (iv) any Qualified Institutional Buyer or Accredited Investor to which it transfer or pledges or offers to transfer or pledge such Bond or any part thereof or any participation therein and any beneficiary, agent, custodian or trustee in connection therewith (if such Person has agreed prior to its receipt of such Confidential Information to hold the information confidential substantially in accordance with this Section 14) and, in each case, any such Person shall have the same rights and obligations with respect to such Confidential Information as the Purchasers have under this Section 14, (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 14), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Bonds or this Agreement. Each Purchaser will not, and will cause each of its Affiliates not to, use any Confidential Information in connection with purchases or sales of, or trading in, any securities of the Company, Parent, or its Affiliates in violation of law. Each Purchaser hereby acknowledges that it is aware of its responsibilities under United States federal and state securities laws regarding trading in securities while in possession of material non-public information obtained from or on behalf of the issuer thereof and with respect to providing such information to other persons who may purchase or sell securities of such issuer. Each holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Bond of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 14.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Bond is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 14, this Section 14 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 14 shall supersede any such other confidentiality undertaking.

California Water Service Company	Bond Purchase Agreement

Section 15.        Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Bonds that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 15), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Bonds then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 15), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Bonds under this Agreement.

Section 16.        Miscellaneous.

Section 16.1.      Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Bond) whether so expressed or not.

Section 16.2.      Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 16.3.      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 16.4.      Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 16.5.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 16.6.      Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

California Water Service Company	Bond Purchase Agreement

Section 16.7.      Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Bonds. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)            The Company consents to process being served by or on behalf of any holder of Bonds in any suit, action or proceeding of the nature referred to in Section 16.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 12 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)            Nothing in this Section 16.7 shall affect the right of any holder of a Bond to serve process in any manner permitted by law, or limit any right that the holders of any of the Bonds may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)            The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Bonds or any other document executed in connection herewith or therewith.

Section 16.8.      Taxes. Except as otherwise required by applicable law, the Company agrees that it will not withhold any tax from any applicable payment due under a Bond to be made to a holder of such Bond that is not a “United States person” within the meaning of section 7701(a)(30) of the Internal Revenue Code of 1986, as amended and that is a corporation for U.S. federal income tax purposes so long as such holder shall have delivered to the Company and the Paying Agent (in such number of copies as shall be requested) on or about the date on which such holder becomes a holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Paying Agent), executed copies of IRS Form W- 8BEN-E, or other successor or applicable form or certificate (as applicable), as well as the applicable “U.S. Tax Compliance Certificate” substantially in the form attached as Exhibit 16.8 hereto, in both cases correctly completed and executed, and in each case, establishing that such holder is not subject to any withholding taxes in respect of such payment.

*   *   *   *   *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

California Water Service Company

By:	/s/ Martin A. Kropelnicki
Name:	Martin A. Kropelnicki
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Bond Purchase Agreement]

This Agreement is hereby

accepted and agreed to as

of the date hereof.

*   *   *   *   *

[Signature Page to Bond Purchase Agreement]

Schedule A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accredited Investor” means any Person who is an “accredited investor” within the meaning of such term as set forth in Rule 501(a) under Regulation D to the Securities Act.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non U.S. jurisdiction regarding money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Base Indenture” is defined in Section 2.2.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Bonds” is defined in Section 1.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

Schedule A

(to Bond Purchase Agreement)

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph.

“Confidential Information” is defined in Section 14.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CPUC” means the California Public Utilities Commission.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Disclosure Documents” is defined in Section 5.3.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or permits relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 7.01 of the Thirty-Ninth Supplemental Indenture.

“Execution Date” is defined in Section 3.

“Excepted Property” is defined in Section 5.18.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)            the government of

(i)            the United States of America or any state or other political subdivision thereof, or

(ii)           any other jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b)            any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)            to purchase such indebtedness or obligation or any property constituting security therefor;

(b)            to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)            to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)           otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Bond, the Person in whose name such Bond is registered in the register maintained by the Company, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 11.2 and 12 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Bond whose name and address appears in such register.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)            its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)           its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)            (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)            all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)            the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)           any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in the Sixty-Sixth Supplemental Indenture with respect to the Bonds.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Bonds, or (c) the validity or enforceability of this Agreement or the Bonds.

“Mortgage Indenture” is defined in Section 2.2.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Parent” is defined in the introductory paragraph.

“Permitted Encumbrances” is defined in the Thirty-Ninth Supplemental Indenture.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns, provided, however, that any Purchaser of a Bond that ceases to be the registered holder or a beneficial owner (through a nominee) of such Bond as the result of a transfer thereof shall cease to be included within the meaning of “Purchaser” of such Bond for the purposes of this Agreement upon such transfer.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer, director of finance or comptroller of the Company.

“Series 4 Bonds” is defined in Section 1.

“Series 5 Bonds” is defined in Section 1.

“Sixty-Sixth Supplemental Indenture” is defined in Section 2.2.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Substitute Purchaser” is defined in Section 15.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement. Notwithstanding anything to the contrary in this definition, none of (a) any forward sale agreement in respect of shares of common stock of Parent entered into on terms substantially of the type described under “Plan of Distribution” in the prospectus supplement dated May 14, 2025, as amended or supplemented from time to time, (b) the Equity Distribution Agreement dated as of May 14, 2025, as amended, restated, supplemented or otherwise modified from time to time, or (c) any obligation of Parent under either of the foregoing, whether settled by physical delivery, cash settlement or net share settlement, constitutes a Swap Contract for purposes of this Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Thirty-Ninth Supplemental Indenture” is defined in Section 2.2.

“Trustee” is defined in Section 2.2.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.